Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-43047, No. 333-103528, and No. 333-223723 of Sinclair Broadcast Group, Inc. on Form S-8 of our report dated June 26, 2020, appearing in this Annual Report on Form 11-K of the Sinclair Broadcast Group, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2019.

/s/ CohnReznick LLP

Baltimore, Maryland
June 26, 2020